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                                                                    Exhibit 99.4

                                   AGREEMENT


January 28, 2000

Between

Customized Services Administrators, Inc.
6440 Lusk Boulevard, Suite D-205
San Diego, GA 92121
(hereinafter called CSA)

Represented by: Mr. Les Maine, President

and

Medical Advisory Systems, Inc.
8050 Southern Maryland Boulevard
Owings, MD 20736
(hereinafter called MAS)

Represented by Thomas M. Hall, M.D., M.I.M., Chief Executive Officer

Whereas MAS has the ability to provide travel assistance services worldwide; and

Whereas CSA wishes to offer its clients a Travel Assistance Program provided by MAS,

Now the parties agree as follows:

1-The following DEFINITIONS apply

1-1 Beneficiary: a client of CSA identified by CSA as eligible to receive Services provided by MAS, and who is able to provide identification or an appropriate reference number.

1-2 Services: [as listed in Schedule 1].

1-3 Geographical Coverage: Worldwide, US included.
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2-CSA's RESPONSIBILITIES

2-1 By this contract CSA delegates to MAS the necessary authority to provide the Services detailed in Schedule 1.

2-2 CSA agrees to provide each Beneficiary with emergency contact information detailing the Travel Assistance Services available from MAS.

2-3 CSA agrees to give MAS read only access to its database of covered Beneficiaries, in order to enable MAS to check coverage.

2-4 CSA agrees to inform MAS before communicating to Beneficiaries any changes in Services available through MAS.

2-5 CSA agrees to pay MAS the Service fees as defined in Article 5.

Additionally, in emergency medical situations in which MAS cannot obtain prior approval from CSA to provide what MAS considers to be necessary Services to a Beneficiary, then MAS is authorized to incur reasonable costs for those Services on behalf of CSA.

2-6 CSA agrees to provide MAS with mutually-agreed upon after-hours contacts where emergency information may be obtained if required.


3-MAS's OBLIGATIONS

3-1 MAS agrees to use every reasonable business effort to provide the Services listed in SCHEDULE 9 to the Beneficiaries 24-hours-a-day, 365 days-a-year. Services are provided following the guidelines and limits of a Policies and Procedures Manual mutually agreed upon between the parties.

MAS will seek authorization from CSA at the time Service is requested, where MAS cannot verify coverage for the Beneficiary from the CSA data base.

MAS will also seek written authorization from CSA before providing Service for Guarantee of Medical Expenses, or Medical Repatriation or Remains Repatriation in excess of $90,000, or Emergency Evacuation in excess of $20,000, or Cash Advance in excess of $250, or any Service in which the cost will exceed the coverage available.

3-2 MAS agrees to pay all costs incurred in providing listed Services on behalf of CSA and agrees to re invoice those costs to CSA.

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3-3 MAS agrees to pay only those costs for Services organized by the MAS
Response Center, and will not bear those incurred by a Beneficiary who has not informed MAS in advance. CSA will be notified of any case in which a Beneficiary requests reimbursement for expenses not previously authorized by MAS.

3-4 On a monthly basis MAS agrees to provide CSA with statistics concerning the number of cases, including Customer Service calls, handled. For each case MAS will report the case type, MAS case number, Beneficiary's first and last names, certificate or policy identification number, travel dates and a one-line case summary.

Upon request of CSA, MAS will provide case summary or in-depth information on particular cases.

3-5 Should it be requested or become necessary for MAS to provide consultation or services to CSA not listed in Schedule 1, the parties agree to negotiate in advance a fee to be paid to MAS based on prevailing market rates.

4-CALL RESPONSE

4-1 TOLL LINE CALLS

CSA toll lines will be directed to MAS and MAS will answer these lines according to a schedule mutually agreed upon between CSA and MAS.

4-2 800 LINE CALLS DURING CSA OFFICE HOURS

Between 6:00 am and 5:30 PM (Pacific time) from Monday through Friday (except holidays), 800 line calls will be answered by CSA employees.

As soon as a call is identified as an assistance call, the CSA employee will transfer the call to MAS and provide coverage information whenever possible.

CSA reserves the right to transfer its phone lines to MAS for coverage in the event of an emergency such as equipment failure or disaster.

Additionally, MAS shall provide backup call center support to CSA at such other times as directed by CSA.

4-3 800 LINE OUTSIDE CSA OFFICE HOURS

Between 5:30 PM and 6*00 am (Pacific time) from Monday through Friday and all day on Saturday, Sunday and holidays, 800 line calls will be answered by MAS.
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MAS will check coverage and provide immediate assistance for assistance calls.

For Customer Service calls that are non-assistance related, the MAS coordinator will record the call and forward the information to CSA or ask the caller to call CSA the next working day.

5-FEES and PAYMENT

In consideration of the Services specified in Schedule 1, CSA agrees to pay fees to MAS as follows:

5-1 SERVICE FEES

MAS will charge CSA on a fee for Service basis by classifying each case received into one of the following Service categories:

TYPE of CASE/CALL                        FEE per CASE/CALL
Transportation                           $900
Medical                                  $486
Travel                                   $270
Fraud Analysis                           $250
Permatel                                 $27
Customer service                         The greater of $3.50 per call or $1 per
                                         minute

A transportation case is the organization of medical evacuation or repatriation, or repatriation of remains;

A medical case is defined as one or more services organized with respect to one incident or medical problem for one Beneficiary where MAS physicians are involved;

A travel case is defined as one or more services organized with respect to one incident or medical problem for one Beneficiary where MAS physicians are not involved;

A fraud analysis case is defined as one or more services organized to assist in the investigation of suspected fraud occurring on a particular claim;

A permatel case is defined as a case where the Services provided do not fall into a category listed above and the Services are provided to the Beneficiary within 30 minutes of MAS receiving the call;
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A customer service call is defined as one telephone call where the Service provided is the referral to the CSA customer service line.

5-2 INVOICING of the SERVICE FEES

At the end of each month that Services are provided under this Agreement, MAS will invoice CSA for the Service fees outlined in Section 5-1. The invoice will be calculated based on the number of cases opened during the month in each Service category, multiplied by the fee per case in that category. Payment is due as of the date of the invoice, as outlined in Section 5-4.

5-3 BILLING at COST

MAS will use reasonable efforts to ensure that external costs incurred on behalf of CSA are within customary ranges for the travel assistance industry. The following external costs will be charged to CSA at cost:

 .  Long distance telecommunications (telephone, telex or fax) and 800 line costs,
 .  Correspondent fees,
 . Computer connections for data base access, . Funds advanced to a Beneficiary, . Payment of medical or hospital bills, fees of local physicians or suppliers, fees of escorts or transportation providers, or fees for wire transfers, . Document translation/translation fees,

5-4 IMPREST ACCOUNT

To pay for MAS Service fees as defined in section 5-1, and to pay for external fees as defined in section 5-3, an imprest account initially set at $50,000 will be established by CSA.

MAS will be authorized and have the right to withdraw funds from this account based on the following provisions:

Upon preparing a monthly invoice for Services rendered and sending it to CSA, MAS will have the right to withdraw from this account the amount of the monthly Service fee as defined in section 5-2.

When external expenses are incurred as defined in section 5-3 MAS will withdraw funds to cover these expenses as soon as original invoices are received from the supplier.

MAS will send a receipt or a copy of the original invoice to CSA within 24 hours of withdrawing funds for payment of Service fees or external expenses.
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The parties agree that CSA must provide sufficient funding of the imprest account to cover external expenses and to keep MAS from having to pay external expenses from its own accounts. Therefore, CSA will reimburse the imprest account with a sufficient amount each business day to maintain an account balance of $50,000.

CSA agrees that should case volume increase, the balance in the imprest account will be adjusted upwards if necessary to maintain sufficient funds for MAS to collect its fees and pay external expenses.

Any amount remaining in the imprest account after payment of all fees and expenses will be returned to CSA within 30 days after the termination of this agreement.

5-5 PAYMENT TERMS:

CSA agrees to pay MAS in a timely manner by maintaining sufficient funds in the imprest account as detailed in section 5-4.

Should CSA fail to maintain adequate funds in the imprest account or to make payment to MAS for Services and expenses when due, MAS will give CSA written notice of said breach and CSA will have 10 days to cure. If CSA fails to cure within 10 days, MAS reserves the right to stop providing services at the end of the 10-day cure period.

Before stopping services MAS will make a reasonable attempt to determine why payment was not made.

6-DISCLAIMERS

6-1 Neither CSA nor MAS (including its affiliates) shall act as an agent for the other.

6-2 MAS undertakes to provide a system to facilitate the provision of travel assistance and medical consultation services to the Beneficiaries.

Decisions made and/or actions taken by a Beneficiary after receiving any medical consultation or advice remain within the and authority of the Benefciary.

6-3 MAS will make all reasonable efforts to provide assistance services, but there may be circumstances or situations beyond the control of MAS that hinder its efforts to provide services. For example, the parties hereto agree that MAS is
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not obligated to provide communications beyond the capacity of the communications equipment in its response center.

6-4 The parties understand that the medical personnel and international correspondents who shall provide medical services as referred to herein, are not agents, servants or employees of MAS, but are independently licensed contractors whom MAS represents to be duly licensed and insured. Notwithstanding the foregoing, MAS agrees to indemnify and hold CSA harmless for any loss, including attorney's fees, suffered by CSA arising solely out of the negligent or willful misconduct of the medical personnel who provide services to the Beneficiaries.

7-CONFIDENTIALITY

CSA and MAS each acknowledge to the other that they will keep confidential the names, addresses, statistics, and claims pertaining to Beneficiaries which arise out of this Agreement and that such information will only be used for the purpose of providing services hereunder or for statutory reporting.

8-COMMENCEMENT and DURATION

This Agreement shall commence on February 1, 2000 and shall continue for a period of 1 (one) year until January 31, 2001. Following the initial one year term, the Agreement will renew for successive one year periods until either party gives to the other party written notice of termination in accordance with the provisions of Article 9.

9-TERMINATION

9-1 Following the initial term, this Agreement may be terminated by either party upon written notice 90 days in advance.

At the request of either party this Agreement can be renewed for a maximum of 60 days to allow the requesting party to make necessary arrangements prior to termination.

9-2 This Agreement may be terminated at any time upon written notice:

 .  by either party in case of insolvency, bankruptcy, reorganization, receivership, or similar action by the other party.
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 .  by MAS in case of failure of CSA to maintain adequate funds in the imprest account.

 . by CSA if MAS fails to perform services such that there is a material breach of its obligations under this Agreement.

10- FORCE MAJEURE

10-1 Neither party shall be liable to the other party in any manner whatsoever for any failure or delay in performing its obligations due to force majeure Force majeure means any cause beyond the reasonable control of the party in question such as governmental action, war, rioting, !civil commotion, fire, flood, epidemic, labor dispute, including labor dispute involving the workforce or any part thereof of the party in question or an Act of God.

10-2 The date for performance of the contractual obligation which has been delayed by the force majeure event shall be deemed suspended only for a period equal to the delay caused by the event.

11-ARBITRATION and GOVERNING LAW

11-1 In the event of any dispute arising out of or under this Agreement between CSA and MAS, both parties agree to submit to binding arbitration following the American Arbitration Association rules in the state of Maryland (USA).

11-2 This Agreement, including the Schedules hereto, shall be governed by and shall be construed in accordance with the laws of the state of Maryland (USA).

12-ASSIGNMENT and AMENDMENT

12-1 Neither party hereto shall directly or indirectly, in part or in whole, assign, transfer, give, sell or otherwise dispose of its rights, privileges, duties, obligations, or interest acquired under this Agreement without prior written approval of the other party.

12-2 No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto.
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13-NOTICES

Any notice with respect to this Agreement shall be given in writing.

Such notice shall be considered duly given if delivered by hand, or sent by prepaid first class mail return receipt requested.

Notices shall be sent to the parties at their respective addresses, and to the attention of the appropriate representatives, as set out on the preamble hereto.

14-ENFORCEABILITY

Should any of the provisions of this agreement for any reason be declared or be considered void or unenforceable such decision shall not affect the validity of the other provisions of this Agreement.

Such remaining portions shall remain in force and effect as if this agreement had been executed with the invalid provision eliminated.

15-INDEMNIFICATION

CSA shall indemnify, defend and hold harmless MAS, its directors, officers, employees, and affiliated companies from and against any and all claims, suits or proceedings, demands, liabilities, costs, damages, fines and expenses whatsoever, including reasonable attorney's fees, arising solely from:

 .  any breach by CSA of its agreements, obligations or representations,

 . any violation of applicable law and regulation in connection with the performance of CSAs obligations,

 . actions and decisions concerning assistance services which are the responsibility of CSA,

 .  negligent or willful misconduct by CSA.

MAS shall indemnify, defend and hold harmless CSA, its directors, officers, employees, and affiliated companies from and against any and all claims, suits or proceedings, demands, liabilities, costs, damages, fines and expenses whatsoever, including reasonable attorney's fees, solely arising from:
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 .  any breach by MAS of its agreements, obligations or representations,

 . any violation of applicable law and regulation in connection with the performance of MASS obligations,

 . actions and decisions concerning assistance services which are the responsibility of MAS,

 .  negligent or willful misconduct by MAS.

The parties hereto shall promptly notify each other of any suit or threat of suit (except with respect to those which either party might institute against the other) related in any way to the benefits or Services provided which may give rise to a claim for indemnification against the other party.

The parties shall cooperate with and assist one another in connection with any required response to or involvement in any legal proceeding, action or inquiry.

The indemnifying party may control any suit or proceeding; provided, however, in instances where the indemnifying party elects to control, the indemnified party may, at its own cost, engage its own attorney(s).

In witness whereof, the patties hereto have caused this Agreement to be executed effective as of the date first written above.

For and on behalf of:


Customized Services             Medical Advisory Systems, Inc.
Administrators, Inc.


By: Les MAINE                   By: Thomas M. HALL, M.D., M.I.M.

Title: President                Title: CEO

Date: January 28,2000           Date: January 28, 2000


Signature                       Signature

/s/ Leslie Maine                /s/ Thomas M. Hall MD, MIM
----------------                --------------------------
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SCHEDULE 1: SERVICES

MEDICAL REFERRALS

Should the Beneficiary need help locating a doctor or hospital, MAS will provide referrals to a local doctor or hospital in the MAS network in the US or abroad,

At the request of the Beneficiary MAS will organize a hotel call by a local doctor, if possible.

MEDICAL EVACUATION

Should the medical condition of the ill or injured Beneficiary require special transportation for either treatment or for specific examination which can't be done locally, MAS will organize either:

 .  medical transportation to the nearest appropriate medical center,

 . or medical repatriation to the US if there is no appropriate medical facility nearer, and if the Beneficiary's condition allows it.

The medical transportation will be done with the most appropriate medical escorts, equipment, and means of transportation.

The decision maker for this benefit will be the MAS monitoring doctor.

GUARANTEE of MEDICAL EXPENSES

Should the Beneficiary not be in a position to pay the medical expenses, MAS will, with written authorization from CSA, guarantee the expenses on behalf of CSA.

ADVANCE of CASH

Should the Beneficiary need cash as a result of loss or theft of personal belongings abroad, MAS will arrange for an advance of cash.
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REPATRIATION of MORTAL REMAINS

In the event of death of a Beneficiary, MAS will organize and coordinate payment for the transportation of mortal remains back to the departure point or Beneficiary's home in the US, as directed by CSA.

LANGUAGE ASSISTANCE

Should the Beneficiary need help to communicate in a foreign country, MAS will provide telephone translation.

Should there be a request for an interpreter to be sent in person, MAS will help to locate one.

LOSS of DOCUMENTS

Should the Beneficiary need help to replace lost or stolen travel documents (i.e. passport, ticket, credit card,..), MAS will advise and assist where possible regarding their replacement.

EMERGENCY RETURN

Should the Beneficiary need to fly back home earlier than initially planned, MAS will organize and coordinate the travel arrangements.

PRE-TRAVEL ADVICE

Should the Beneficiary need specific information on recommended or required immunizations, visa requirements, weather conditions, time zones, currency exchange rates, national holidays, banking or shopping hours, MAS will provide appropriate information from the most authoritative sources.

LEGAL REFERRALS

Should the Beneficiary need help to locate an attorney or to secure bail bond, MAS will provide referral to a local lawyer for assistance.
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EMERGENCY DELIVERY of PRESCRIPTION ITEMS

Should the Beneficiary need prescription medication or lenses not available locally, MAS will organize for the delivery of the prescribed item, when possible and legally permissible, to the Beneficiary upon the written authorization of the prescribing physician.

EMERGENCY FAMILY TRAVEL ARRANGEMENTS

Should the BENEFICIARY be hospitalized for 10 or more days and there is a need for family members to travel to the place of hospitalization, MAS will organize and coordinate payment for the travel arrangements.

RETURN of MINOR CHILDREN

If dependent children are left unattended as the result of the Beneficiary's accident or illness, MAS will provide one-way economy fare for them to their place of residence.

Qualified attendants will also be provided without charge, when required.

FRAUD ANALYSIS

When requested by CSA, MAS will open a case to investigate a particular claim where CSA suspects potential fraud. Upon receipt of relevant information from CSA, MAS will open the investigation with an appropriate local correspondent.